TPG Group Holdings (SBS) Advisors, Inc. SC 13D

Exhibit 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 22nd day of October, 2021 by and among TPG Group Holdings (SBS) Advisors, Inc., TPG Advisors VII, Inc., David Bonderman and James G. Coulter.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

TPG Group Holdings (SBS) Advisors, Inc.

By: /s/ Bradford Berenson

Name: Bradford Berenson

Title:  General Counsel

TPG Advisors VII, Inc.

By: /s/ Michael LaGatta

Name: Michael LaGatta

Title:   Vice President

David Bonderman

By: /s/ Gerald Neugebauer

Name: Gerald Neugebauer on behalf of David Bonderman (1)

James G. Coulter

By: /s/ Gerald Neugebauer

Name: Gerald Neugebauer on behalf of James G. Coulter (2)

_______________

(1) Gerald Neugebauer is signing on behalf of Mr. Bonderman pursuant to an authorization and designation letter dated February 26, 2020, which was previously filed with the Commission as an exhibit to a Form 4 filed by Mr. Bonderman on March 6, 2020 (SEC File No. 001-38156).

(2) Gerald Neugebauer is signing on behalf of Mr. Coulter pursuant to an authorization and designation letter dated February 26, 2020, which was previously filed with the Commission as an exhibit to a Form 4 filed by Mr. Coulter on March 6, 2020 (SEC File No. 001-38156).